Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Houston American Energy Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid (1)	Equity	Common Stock, $0.001 par value(2)	457(o)

	Equity	Preferred Stock, $0.001 par value	457(o)

	Debt	Debt Securities	457(o)

	Other	Warrants	457(o)

	Other	Units	457(o)

	Unallocated (Universal Shelf)	—	457(o)	(3)	NA	$5,000,000(3)	$0.0000927	$463.50

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amount					$5,000,000		$463..50
	Total Fees Previously Paid							—
	Total Fees Offset							—
	Net Fees Due							$463.50

(1)	Calculated pursuant to Rule 457(o) under the Securities Act, based on the proposed maximum aggregate offering price.

(2)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers such additional shares as may be issued as a result of a stock split, stock dividend, recapitalization, or similar transaction.

(3)	We are registering hereunder such indeterminate number of shares of common stock, preferred stock, debt securities, warrants and units as shall have an aggregate initial offering price not to exceed $5,000,000. The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. The securities registered hereunder may be sold separately or with other securities registered hereunder.